As filed with the Securities and Exchange Commission on August 5, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPYRE THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
___________________________________________________________________________________________________

Delaware		46-4312787
(State or Other Jurisdiction of Incorporation)		(IRS Employer Identification No.)
221 Crescent Street Building 23 Suite 105
Waltham, Massachusetts 02453
(Address of Principal Executive Offices, Zip Code)
Spyre Therapeutics, Inc. 2018 Equity Inducement Plan
(Full title of the plans)

Heidy King-Jones
Chief Legal Officer and Corporate Secretary
Spyre Therapeutics, Inc.
221 Crescent Street
Building 23
Suite 105
Waltham, Massachusetts 02453
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Ryan Murr
Branden Berns
Gibson, Dunn & Crutcher LLP
One Embarcadero Center, Suite 3000
San Francisco, CA 94111
___________________________________________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 11, 2025, Spyre Therapeutics, Inc. (the “Registrant”) amended the Registrant’s 2018 Equity Inducement Plan (as amended, the “2018 Plan”) to provide for the issuance of an additional 750,000 shares (the “Additional Shares”) of common stock, par value $0.0001 per share (“Common Stock”), which may be granted by the Registrant to certain employees as a material inducement to their acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4). These shares are in addition to the 7,044,000 shares of Common Stock previously authorized for issuance pursuant to the 2018 Plan.

This Registration Statement on Form S-8 is being filed by the Registrant pursuant to General Instruction E to Form S-8, under the Securities Act of 1933, as amended, to register the Additional Shares to be issued pursuant to the 2018 Plan.

The information contained in the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on March 13, 2018 (Registration No.333-223614), December 22, 2023 (Registration No. 333-276256) and November 7, 2024 (Registration No. 333-283065), together with all exhibits filed therewith or incorporated therein by reference, are hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the shares of Common Stock registered hereunder are in addition to the shares of Common Stock registered on such registration statements with respect to the 2018 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information
The documents containing the information required by Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director or officer, except liability for the following:
•any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
•any transaction from which the director or officer derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s Bylaws provide that:
•the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
•the Registrant may indemnify its other employees and agents as set forth in the DGCL;
•the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
•the rights conferred in the Bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought.

The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers. Two of the Registrant’s directors, Peter Harwin and Tomas Kiselak, are also indemnified by their employer with regard to their service on the Registrant’s board of directors.

Item 8. Exhibits

Exhibit Number	Exhibit Description

4.1
Second Amended and Restated Certificate of Incorporation of the Registrant, effective as of May 14, 2024 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 15, 2024).

4.2	Amended and Restated Bylaws of the Registrant, effective as of February 1, 2024 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 5, 2024).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1
Spyre Therapeutics, Inc. 2018 Equity Inducement Plan and the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment thereto (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q filed on August 5, 2025).

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on this 5th day of August, 2025.

SPYRE THERAPEUTICS, INC.

Date:	August 5, 2025	By:	/s/ Cameron Turtle, DPhil
Name: Cameron Turtle, DPhil Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Cameron Turtle, Mr. Scott Burrows and Ms. Heidy King-Jones, jointly and severally, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Cameron Turtle, DPhil	Chief Executive Officer and Director	August 5, 2025
Cameron Turtle, DPhil	(Principal Executive Officer)

/s/ Scott Burrows	Chief Financial Officer	August 5, 2025
Scott Burrows	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jeffrey W. Albers	Chairman of the Board	August 5, 2025
Jeffrey W. Albers

/s/ Peter Harwin	Director	August 5, 2025
Peter Harwin

/s/ Michael Henderson, M.D.	Director	August 5, 2025
Michael Henderson, M.D.

/s/ Tomas Kiselak	Director	August 5, 2025
Tomas Kiselak

/s/ Mark McKenna	Director	August 5, 2025
Mark McKenna

/s/ Sandra Milligan	Director	August 5, 2025
Sandra Milligan

/s/ Laurie Stelzer	Director	August 5, 2025
Laurie Stelzer